UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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P.F. CHANG’S CHINA BISTRO, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.F. CHANG’S CHINA BISTRO, INC.
7676 East Pinnacle Peak Road
Scottsdale, AZ 85255

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 27, 2007

Dear Stockholder:

You are invited to attend the Annual Meeting of the Stockholders of P.F. Chang’s China Bistro, Inc., a Delaware corporation (the “Company”), which will be held on April 27, 2007, at 8:00 a.m., local time, at our offices located at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona, 85255, for the following purposes:

1. To elect a Board of Directors. Management has nominated the following people for election at the meeting: Richard L. Federico, F. Lane Cardwell, Jr., Lesley H. Howe, M. Ann Rhoades, James G. Shennan, Jr., R. Michael Welborn and Kenneth J. Wessels.

2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 30, 2007.

3. To approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of any of the foregoing proposals.

4. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 14, 2007, are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona.

By Order of the Board of Directors,

/s/  Richard L. Federico
Richard L. Federico
Chairman of the Board of Directors
and Chief Executive Officer

Scottsdale, Arizona
March 30, 2007

IMPORTANT:  Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of P.F. Chang’s China Bistro, Inc., a Delaware corporation (“P.F. Chang’s” or the “Company”), for use at its annual meeting of stockholders to be held April 27, 2007, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is March 30, 2007, the approximate date on which this Proxy Statement and the enclosed proxy were first sent or given to stockholders.

GENERAL INFORMATION

Annual Report.  An annual report on Form 10-K for the fiscal year ended December 31, 2006, is enclosed with this Proxy Statement.

Voting Securities.  Only stockholders of record as of the close of business on March 14, 2007, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 25,786,226 shares of common stock of the Company, par value $0.001 per share, issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each holder of record as of that date is entitled to one (1) vote for each share of stock held. The Company’s bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors.

Solicitation of Proxies.  The cost of soliciting proxies will be borne by the Company. The Company will solicit stockholders by mail through its regular employees, and no additional compensation will be paid to regular employees for such services. The Company will also request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company also may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation for such services.

Voting of Proxies.  All valid proxies received prior to the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

Directors   The table below sets forth the Company’s directors and certain information with respect to their ages and background:

			Director
Name	Position with the Company	Age	Since

Richard L. Federico	Chairman of the Board of Directors and Chief Executive Officer	52	1996
F. Lane Cardwell, Jr.	Director	54	1999
Lesley H. Howe	Director	62	2003
M. Ann Rhoades	Director	62	2003
James G. Shennan, Jr.	Director	65	1997
R. Michael Welborn	Director and Executive Vice President and Chief Administrative Officer	55	1996
Kenneth J. Wessels	Director	64	2000

Richard L. Federico joined the Company as President and a director in February 1996 and in September 1997 succeeded Paul M. Fleming, founder of the Company, as Chief Executive Officer. In December 2000, Mr. Federico was named Chairman of the Board. From February 1989 to January 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc. (NYSE:EAT), where he was responsible for concept development and operations. Under his direction, this division grew from one unit in 1989 to more than 70 units by 1996. He also serves on the board of directors of Jamba, Inc. (NASDAQ: JMBA).

F. Lane Cardwell, Jr. has served as a director of the Company since October 1999. Mr. Cardwell has spent over 25 years in the restaurant industry, most recently as the President of Eatzi’s Market and Bakery from 1996 to 1999. Prior to joining Eatzi’s in 1996, Mr. Cardwell was Executive Vice President, Chief Administrative Officer and a member of the board of directors of Brinker International, Inc. (NYSE:EAT). Currently, Mr. Cardwell is a member of the board of directors of Famous Dave’s America, Inc. (NASDAQ:DAVE).

Lesley H. Howe has served as a director of the Company since March 2003. Mr. Howe spent over 30 years with the international accounting firm of KPMG Peat Marwick, LLP, where he was a senior partner and served as area managing partner/managing partner of that firm’s Los Angeles Office from 1994 to 1997. Since December 2001, he has been the Chief Executive Officer of Consumer Networks, LLC, a San Diego-based Internet marketing and promotions company. He also serves on the boards of directors and is the chairman of the audit committees of dj Orthopedics, Inc. (NYSE:DJO), NuVasive, Inc. (NASDAQ:NUVA) and is a board member of a privately held company.

M. Ann Rhoades has served as a director of the Company since March 2003. Ms. Rhoades has spent over 25 years in a variety of service-based industries, most recently as the Executive Vice President of People for JetBlue Airways Corporation (NASDAQ:JBLU) from 1999 to April 2002. Prior to joining JetBlue, Ms. Rhoades was the Executive Vice President, Team Services & Public Relations of Promus Hotel Corporation/Doubletree Hotel Corporation. Ms. Rhoades is currently the President of People Ink, a human resources consulting company she founded, and a member of the boards of directors of JetBlue Airways Corporation (NASDAQ:JBLU) and Restoration Hardware, Inc. (NASDAQ:RSTO).

James G. Shennan, Jr. has served as a director of the Company since May 1997. He is General Partner Emeritus of Trinity Ventures, a venture capital firm. Mr. Shennan also serves on the board of directors of Starbucks Corporation (NASDAQ:SBUX).

R. Michael Welborn joined the Company as Executive Vice President and Chief Administrative Officer in May of 2005 and has served as a director of the Company since August 1996. Mr. Welborn has over 25 years of experience in financial services, most recently as Executive Vice President for Bank One Corporation, a national bank, from January 1996 through July 2004. From September 1993 to December 1995, he served as Managing

Director of The Venture West Group, a merchant bank. From May 1988 to September 1993, Mr. Welborn served as Chairman of Citibank of Arizona. Mr. Welborn also serves on the board of directors of a private company.

Kenneth J. Wessels has served as a director of the Company since October 2000. Mr. Wessels was the Chief Executive Officer and Chairman of the Board of Strong Financial Corporation from December 2003 through December 2004, and remains a member of the boards of directors of Strong Financial Corporation and its various subsidiaries. Mr. Wessels was Chief Executive Officer of Dain Rauscher Wessels and a director of Dain Rauscher, Inc., from March 1998 to May 2000. Prior to joining Dain Rauscher, Mr. Wessels was Chief Executive Officer of Wessels, Arnold & Henderson, an investment banking firm which he founded in 1986. In addition, Mr. Wessels is also a director of Flint Prairie L.L.C.

The bylaws currently provide that the number of directors shall be not less than five (5) nor more than seven (7). Management’s nominees for election at the Annual Meeting of Stockholders to the Board of Directors are Richard L. Federico, F. Lane Cardwell, Jr., Lesley H. Howe, M. Ann Rhoades, James G. Shennan, Jr., R. Michael Welborn and Kenneth J. Wessels. If elected, the nominees will serve as directors until the Company’s Annual Meeting of Stockholders in 2007, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as management may designate.

If a quorum is present and voting, each of the seven (7) nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Proxies cannot be voted for more than seven (7) nominees. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote. Under the Company’s Bylaws, if an incumbent director is not elected, the director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject such director’s resignation. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board of Directors’ decision with respect to his or her resignation.

If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill the resulting vacancy or may decrease the size of the Board of Directors as permitted by the Bylaws of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that, other than Mr. Federico and Mr. Welborn, each of the members of the Board is an independent director for purposes of the NASDAQ rules.

Board Meetings and Committees

During the fiscal year ended December 31, 2006, the Board held six (6) meetings. Each director serving on the Board in fiscal year 2006 attended at least 75% of the meetings of the Board and the Committees on which he or she served. Mr. Shennan is the presiding director which means that he contacts the other directors in advance of board meetings to determine whether there are any issues to be considered at the meeting including, but not limited to, during the executive session, and he also presides as chairman of the board during the executive session that is held at each meeting.

The Board of Directors has three standing committees, an Audit Committee, a Compensation and Executive Development Committee and a Nominating and Corporate Governance Committee.

The members of the Audit Committee during fiscal 2006 were Messrs. Cardwell, Howe (Chairperson) and Wessels. Each of the members of the Audit Committee is independent for purposes of the NASDAQ rules as they apply to audit committee members. The Board of Directors has determined that Mr. Howe is an audit committee financial expert, as defined in the rules and regulations of the SEC. The Audit Committee held eight (8) meetings during the fiscal year ended December 31, 2006. The functions of the Audit Committee include recommending to the Board the retention of independent public auditors, reviewing and approving the planned scope, proposed fee arrangements and results of the Company’s annual audit, reviewing the adequacy of accounting and financial controls and reviewing the independence of the Company’s auditors. Additional information regarding the functions performed by the Committee is set forth in the “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS” included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at the following address: http://www.pfcb.com.

The members of the Compensation and Executive Development Committee during fiscal 2006 were Messrs. Cardwell (Chairperson) and Shennan and Ms. Rhoades. Each of the members of the Compensation and Executive Development Committee is independent for purposes of the NASDAQ rules. During the fiscal year ended December 31, 2006, the Compensation and Executive Development Committee held six (6) meetings. The Compensation and Executive Development Committee’s function is to review and approve salary and bonus levels and stock option grants for executive officers and key employees. For additional information concerning the Compensation and Executive Development Committee, see “COMPENSATION DISCUSSION AND ANALYSIS” and “REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION.”

The members of the Nominating and Corporate Governance Committee during fiscal 2006 were Messrs. Shennan (Chairperson) and Wessels. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the NASDAQ rules. During the fiscal year ended December 31, 2006, the Nominating and Corporate Governance Committee held four (4) meetings. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Director Nominations

The Board of Directors has adopted a Policy on Director Nominations (the “Nominating Policy”), the purpose of which is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees (the “Candidates”) are selected. The Nominating Policy is administered by the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board.

Minimum Criteria for Board Member Candidates

Each Candidate must possess at least the following minimum qualifications to be considered for a position on the Board of Directors:

•	Each Candidate shall be prepared to represent the best interests of all of the Company’s stockholders and not just one particular constituency.

•	Each Candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has an established record of professional accomplishment in his/her chosen field.

•	No Candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) of a Candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

•	Each Candidate shall be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he/she is a member, and not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

•	Each Candidate shall be willing to make, and be financially capable of making, the required investment in the Company’s stock in the amount and within the timeframe specified in the Company’s Corporate Governance Principles and Practices.

Desirable Skills and Qualities

In addition, the Nominating Committee also considers it desirable that Candidates possess the following qualities or skills:

•	Each Candidate should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

•	Each Candidate should contribute positively to the existing chemistry and collaborative culture among Board members.

•	Each Candidate should possess professional and personal experience and expertise relevant to the Company’s goal of being a leading consumer brand. At this stage of the Company’s development, relevant experiences might include, among other things, large company CEO experience, senior-level multi-unit retail or restaurant experience, and relevant senior-level expertise in one or more of the following areas — finance, accounting, sales and marketing, organizational development, information technology and public relations.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying Candidates (other than those proposed by the Company’s stockholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible Candidates from a number of sources — members of the Board; senior-level Company executives; individuals personally known to the members of the Board; and research, including database and Internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify Candidates (and to approve any such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible Candidates who meet the minimum and desired qualifications expressed in the Nominating Policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Nominating Committee and each Candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating Committee.

The Nominating Policy divides the process for Candidates nominated by stockholders into the general nomination right of all stockholders and nominations by “Qualified Stockholders” (as defined below).

General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company’s bylaws. The Company’s bylaws are available publicly on the Company’s web site at the following address: http://www.pfcb.com. The procedures described in the following paragraph are meant to establish an additional means by which certain stockholders can have access to the Company’s process for identifying and evaluating Candidates, and is not meant to replace or limit stockholders’ general nomination rights in any way.

Proposals by Qualified Stockholders

In addition to those Candidates identified through its own internal processes, the Nominating Committee will evaluate Candidates proposed by a single stockholder that has beneficially owned more than 2% of the Company’s common stock for at least one year (and will hold the required number of shares through the annual stockholders meeting) and that satisfies the notice, information and consent provisions in the Nominating Policy (a “Qualified Stockholder”). All Candidates (whether identified internally or by a Qualified Stockholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the Board will be included in the Company’s recommended slate of director nominees in its proxy statement.

In order to be considered by the Nominating Committee for an upcoming annual meeting of stockholders, a notice from a Qualified Stockholder regarding a potential candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. Where the Company changes its annual meeting date by more than 30 days from year to year, the notice must be received by the Nominating Committee no later than the close of business on the 10th day following the day on which notice of the date of the upcoming annual meeting is publicly disclosed.

Any Candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects (i.e., free of any material personal, professional, financial or business relationships from the nominating stockholder), as determined by the Nominating Committee or by applicable law. Any Candidate submitted by a Qualified Stockholder must also meet the definition of an “independent director” under applicable NASDAQ rules.

Evaluation of Candidates

The Nominating Committee will consider all Candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a Candidate continues to be of interest to the Nominating Committee, the Chair of the Nominating Committee will interview the Candidate and communicate the Chair’s evaluation to the other Committee members and the Chief Executive Officer. If the Chair’s initial evaluation is favorable, the Candidate will be interviewed by one or more of the other Nominating Committee members, other Board members, and members of senior management. If the results of these interviews are favorable, the Chair of the Nominating Committee will arrange to have appropriate reference and background checks conducted and the Chair will report the findings from such checks to the other Nominating Committee members. The Nominating Committee will then meet to consider and finalize its list of recommended Candidates for the Board’s consideration. Except as may be required by applicable law, rule or regulation, the Nominating Committee will have no obligation to discuss the outcome of the evaluation process or the reasons for the Nominating Committee’s recommendations, with any stockholder who made a proposal.

Timing of Identification and Evaluation Process

The Company’s fiscal year ends each year on the Sunday closest to December 31. The Nominating Committee usually meets in December and February to consider, among other things, Candidates to be recommended to the Board for inclusion in the Company’s recommended slate of director nominees for the next annual meeting and the Company’s proxy statement. The Board usually meets each February to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the annual meeting, which is typically held in April of the same year.

The Nominating Policy is intended to provide a set of flexible guidelines for the effective functioning of P.F. Chang’s director nominations process. The Nominating Committee intends to review the Nominating Policy at least annually and anticipates that modifications will be necessary from time to time as P.F. Chang’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may modify or amend the Nominating Policy at any time. Should this occur, an amended and restated policy will be made publicly available in the investor relations section of the pfcb.com web site.

Communications with Directors

Stockholders may communicate appropriately with any and all Company directors by sending written correspondence addressed as follows:

Chairman of the Board
or Board of Directors
c/o Chairman of the Corporate Governance and Nominating Committee
P.F. Chang’s China Bistro, Inc.
7676 East Pinnacle Peak Road
Scottsdale, Arizona 85255

Director Attendance at Annual Meetings

The Company believes that the annual meeting of stockholders is a good opportunity for the stockholders to meet and, if appropriate, ask questions of the Board of Directors. It is also a good opportunity for the members of the Board of Directors to hear any feedback the stockholders may share with the Company at the meeting. All directors are strongly encouraged to attend the Company’s annual meeting of stockholders.

Committee Charters, Business Ethics Policy and Other Corporate Governance Materials

The Board has adopted a charter for each of the committees described above. The Board has also adopted a Business Ethics Policy that applies to all of our employees, officers and directors. Links to these materials and other corporate governance materials of the Company are available on our web site at the following address: http:/www.pfcb.com.

Compensation and Executive Development Committee Interlocks and Insider Participation

During the last fiscal year, executive compensation was administered by the Compensation and Executive Development Committee comprised of three non-employee directors of the Company, F. Lane Cardwell, Jr., M. Ann Rhoades and James G. Shennan, Jr. Mr. Federico, our Chairman and Chief Executive Officer during the last fiscal year, participated in the deliberations of the Compensation and Executive Development Committee regarding executive compensation that occurred during 2006, but did not take part in the deliberations regarding his own compensation. Mr. Federico’s participation in the deliberations of the Compensation and Executive Development Committee included providing information on the performance of people who work at the Company and advisory recommendations regarding appropriate levels of compensation for the Company’s officers. None of the members of the Compensation and Executive Development Committee has been or will be one of the Company’s officers or employees. The Company does not have any interlocking relationships between its executive officers and the Compensation and Executive Development Committee and the executive officers and compensation committee of any other entities, nor has any such interlocking relationship existed in the past.

PROPOSAL NUMBER TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors appointed KPMG LLP as independent public auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 30, 2007. KPMG LLP has acted in such capacity since its appointment on June 16, 2006. A representative of KPMG LLP is expected to be present at the annual meeting of stockholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

On June 16, 2006, the Audit Committee of the Board of Directors dismissed Ernst & Young LLP (“E&Y”) as its independent registered public accounting firm.

The reports of E&Y on the Company’s financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting for the fiscal year ended January 1, 2006 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The reports of E&Y on the Company’s financial statements for the fiscal year ended January 2, 2005 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. The report of E&Y on internal control over financial reporting as of January 2, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting because of the existence of the material weakness described below.

During the fiscal years ended January 1, 2006 and January 2, 2005, and through June 16, 2006, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in its reports on the financial statements for such years.

During the fiscal years ended January 1, 2006 and January 2, 2005, and through June 16, 2006, there were no “reportable events” (as defined in the Securities and Exchange Commission Regulation S-K, Item 304 (a)(1)(v)), except for the material weaknesses identified as of January 2, 2005 reported by management in Item 9A of its Annual Report on Form 10-K filed April 1, 2005. The report indicates that the Company did not maintain effective internal control over financial reporting as of January 2, 2005 due to deficiencies regarding the selection, monitoring, and review of assumptions and factors affecting lease accounting practices, due to an error in the Company’s interpretation of U.S. generally accepted accounting principles. The report stated that these material weaknesses resulted in misstatements of previously reported occupancy expense, depreciation and amortization expense, property and equipment, and lease obligations. The Company’s Audit Committee discussed the material weaknesses with E&Y and the Company has authorized E&Y to respond fully to inquiries from KPMG concerning the material weakness.

The Company provided E&Y with a copy of the above disclosures and requested E&Y to furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. The letter appears as Exhibit 16.1 to the Form 8-K filed by the Company with the Securities and Exchange Commission on June 21, 2006.

On June 16, 2006, after soliciting and receiving proposals from several independent registered public accounting firms, including E&Y, the Audit Committee of the Board of Directors of the Company engaged KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. During the fiscal years ended January 1, 2006 and January 2, 2005, and through June 16, 2006 neither the Company nor anyone acting on its behalf consulted with KPMG LLP regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item.

The Company requested that KPMG LLP review the disclosures set forth in the Form 8-K filed by the Company on June 21, 2006 and provided KPMG LLP the opportunity to furnish a letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company. KPMG LLP advised the Company that it reviewed the Form 8-K and had no basis on which to submit a letter addressed to the Securities and Exchange Commission in response to Item 304 of Regulation S-K.

Fees for Professional Services.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended January 1, 2006 and December 31, 2006 by its independent auditors, KPMG LLP and its past independent auditors, E&Y:

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$761,176	$653,000
Audit-Related Fees(2)	$19,000	$—
Tax Fees(3)	$88,008	$—
All Other Fees	$—	$—

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are provided by KPMG LLP or E&Y, as applicable, in connection with regulatory filings or engagements. Included in fiscal 2005 are fees of $115,000 for professional services rendered by E&Y in connection with the Company’s restatement of its lease accounting.

(2)	Audit-Related Fees are attributable to work performed by E&Y in connection with the transition of the Company’s independent auditors.

(3)	Tax Fees consists of fees billed for professional services rendered for tax advice. These services include assistance regarding federal and state tax compliance.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

Board of Directors’ Recommendation

The affirmative vote of a majority of the stock having voting power present in person or represented by proxy at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of P.F. Chang’s common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

Stockholder ratification of the selection of KPMG LLP as our independent public auditors is not required by our bylaws or otherwise. We are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change could be in our best interests and the best interests of our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF KPMG LLP AS P.F. CHANG’S INDEPENDENT PUBLIC AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 30, 2007.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at the following address: http://www.pfcb.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of National Association of Securities Dealers, Inc.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the Company’s independent auditors. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Management annually tests and evaluates the Company’s system of internal controls over financial reporting. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and KPMG LLP at each regularly scheduled Committee meeting. At a minimum, these updates occur quarterly. The Committee also holds regular private sessions with KPMG LLP to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Committee with and the Committee reviews a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviews the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its integrated audit of the Company’s fiscal 2006 (i) consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

The Company has an Internal Audit Department that reports to the Audit Committee. The Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG LLP their firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and KPMG LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2006, for filing with the SEC.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s external auditor KPMG LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees for Professional Services” for more information regarding fees paid to KPMG LLP and the Company’s former independent auditors, E&Y, for services in fiscal years 2006 and 2005.

AUDIT COMMITTEE

F. Lane Cardwell, Jr.
Lesley H. Howe
Kenneth J. Wessels

PROPOSAL NUMBER THREE

ADJOURNMENT OF THE MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

Under our Bylaws, any meeting of stockholders, whether or not a quorum is present or has been established, may be adjourned by the affirmative vote of more shares of stock entitled to vote who are present, in person or by proxy, than are voted against the adjournment. No new notice need be given of the date, time or place of the adjourned meeting if such date, time or place is announced at the meeting before adjournment, unless the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If we determine that an adjournment of the meeting is appropriate for the purpose of soliciting additional proxies in favor of any proposal being submitted by the Company at the meeting, such adjournment will be submitted for a stockholder vote under Item 3 of the attached Notice of Meeting. We will also use the discretionary authority conferred on our proxy holders by duly executed proxy cards to vote for any other matter as we determine to be appropriate.

Vote Required and Board of Directors Recommendation

Approval of this proposal would require the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of common stock of P.F. Chang’s, either in person or by proxy. Abstentions and broker non-votes would be counted for purposes of determining the presence of a quorum but otherwise would not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADJOURNMENT OF THE MEETING, IF NECESSARY IN THE JUDGMENT OF THE PROXY HOLDERS, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF P.F. CHANG’S PROPOSALS IN THIS PROXY STATEMENT.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 14, 2007, with respect to the beneficial ownership of the Company’s common stock by:

•	all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock;

•	each of our directors and director-nominees;

•	each of the executive officers named in the Summary Compensation Table below; and

•	all of our executive officers and directors as a group.

The percentage of class is calculated on the basis of 25,786,226 shares of common stock outstanding, except that shares of common stock underlying options exercisable within 60 days of March 14, 2007 are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holders of such options. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address for each beneficial owner is c/o the P.F. Chang’s, 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255.

	Shares Owned(1)
	Number of	Percentage
Name and Address of Beneficial Owner(2)	Shares	of Class(3)

T. Rowe Price Associates, Inc.(4)	3,628,740	14.1%
100 East Pratt Street Baltimore, MD 21202
Morgan Stanley(5)	2,451,658	9.5%
1585 Broadway New York, NY 10036
Capital Research and Management Company(6)	2,450,000	9.5%
333 South Hope Street Los Angeles, CA 90071
Kornitzer Capital Management LLC(7)	1,626,425	6.3%
5420 West 61st Place Shawnee Mission, KS 66205
Westfield Capital Management Co. LLC(8)	1,366,283	5.3%
One Financial Center, 24th Floor Boston, MA 02111-2690
TransAmerica Investment Management LLC(9)	1,348,322	5.2%
11111 Santa Monica Boulevard Suite 820 Los Angeles, CA 90025
Richard L. Federico(10)	485,494	1.9%
Robert T. Vivian(11)	269,678	1.0%
James G. Shennan, Jr.(12)	201,181	*
R. Michael Welborn(13)	195,726	*
Russell G. Owens(14)	149,296	*
F. Lane Cardwell, Jr.(15)	101,859	*
Kenneth J. Wessels(16)	86,717	*
Mark D. Mumford(17)	82,900	*
Lesley H. Howe(18)	71,076	*
M. Ann Rhoades(19)	69,597	*
Executive Officers and Directors as a group (10 persons)(22)	1,713,524	6.3%

*	Less than 1%

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Except as otherwise noted, options granted under the P.F. Chang’s China Bistro, Inc., Second Amended and Restated 1998 Stock Option Plan and 2006 Equity Incentive Plan are immediately exercisable, subject to the Company’s right to repurchase unvested shares upon termination of employment at a price equal to the option exercise price.

(2)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each person or entity named above is c/o P.F. Chang’s China Bistro, Inc., 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255.

(3)	See Note 1. Calculated on the basis of 25,786,226 shares of common stock outstanding as of March 14, 2007.

(4)	Based solely on a Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc. (“Price Associates”) with the Securities and Exchange Commission on February 14, 2007. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based solely on a Schedule 13G/A filed jointly by Morgan Stanley and Morgan Stanley Investment Management, Inc., with the Securities and Exchange Commission on February 14, 2007. Morgan Stanley has sole voting power with respect to 2,286,978 shares and sole dispositive power with respect to 2,451,658 shares.

(6)	Based solely on a Schedule 13G/A filed jointly by the Capital Research and Management Company and AMCAP Fund, Inc. with the Securities and Exchange Commission on February 12, 2007. Capital Research and Management Company has sole voting and dispositive power with respect to 2,450,000 shares.

(7)	Based solely on a Schedule 13G filed by Kornitzer Capital Management, Inc. with the Securities and Exchange Commission on February 15, 2007. Kornitzer Capital Management, Inc. has shared voting and dispositive power with respect to 1,626,425 shares.

(8)	Based solely on a Schedule 13G filed jointly by Westfield Capital Management Company, LLC (“Westfield Capital”), with the Securities and Exchange Commission on February 14, 2007. None of the shares listed are owned of record by Westfield Capital. The shares listed are owned of record by certain mutual funds, institutional accounts and/or separate accounts managed by Westfield Capital as investment advisor. Westfield Capital disclaims any beneficial interest in such shares.

(9)	Based solely on a Schedule 13G filed jointly by TransAmerica Investment Management, LLC with the Securities and Exchange Commission on February 21, 2007. TransAmerica Investment Management, LLC has sole voting power over 915,246 shares and sole dispositive power over 1,348,322 shares.

(10)	Includes 450,900 shares subject to options which are exercisable within 60 days of March 14, 2007. 302,796 of these shares would be vested within 60 days after March 14, 2007, and thus would not be subject to repurchase by the Company.

(11)	Includes 263,000 shares subject to options which are exercisable within 60 days of March 14, 2007. 157,746 of these shares would be vested within 60 days after March 14, 2007, and thus would not be subject to repurchase by the Company.

(12)	Includes 40,000 shares held by the Janna O. Shennan 2005 Annuity Trust DTA, over which he has shared dispositive power with his wife, and 40,000 shares held by James G. Shennan, Jr. 2005 Annuity Trust DTA over which he has shared voting power with his wife, daughter and son. Includes 130,539 shares subject to options which are exercisable within 60 days of March 14, 2007. All of these shares would be vested within 60 days after March 14, 2007, and thus would not be subject to repurchase by the Company.

(13)	Includes 192,500 shares subject to options which are exercisable within 60 days of March 14, 2007. 81,665 of these shares would be vested within 60 days after March 14, 2007, and thus would not be subject to repurchase by the Company.

(14)	Includes 147,121 shares subject to options which are exercisable within 60 days of March 14, 2007. 75,618 of these shares would be vested within 60 days after March 14, 2007, and thus would not be subject to repurchase by the Company.

(15)	Represents 99,659 shares subject to options which are exercisable within 60 days of March 14, 2007. All of these shares would be vested within 60 days after March 14, 2007, and thus all would be subject to repurchase by the Company.

(16)	Includes 80,717 shares subject to options which are exercisable within 60 days of March 14, 2007. All of these shares would be vested within 60 days after March 14, 2007, and thus would not be subject to repurchase by the Company.

(17)	Includes 82,900 shares subject to options which are exercisable within 60 days of March 14, 2007. None of these shares would be vested within 60 days after March 14, 2007.

(18)	Represents 68,732 shares subject to options which are exercisable within 60 days of March 14, 2007. 63,731 of these shares would be vested within 60 days after March 14, 2007, and thus would not be subject to repurchase by the Company.

(19)	Represents 67,716 shares subject to options which are exercisable within 60 days of March 14, 2007. 62,715 of these shares would be vested within 60 days after March 14, 2007, and thus would not be subject to repurchase by the Company.

(20)	See notes 11-19. Includes 1,583,784 shares subject to options which are exercisable within 60 days of March 14, 2007.

EXECUTIVE COMPENSATION

Executive Officers  The following executive officers of the Company held the following positions as of March 14, 2007:

Name	Position Held With the Company	Age

Richard L. Federico	Chairman of the Board of Directors and Chief Executive Officer	52
Robert T. Vivian	President	48
Russell G. Owens	Executive Vice President — President, Pei Wei Asian Diner, Inc.	48
R. Michael Welborn	Executive Vice President and Chief Administrative Officer	55
Mark D. Mumford	Chief Financial Officer	45

Mr. Federico is being considered for re-election to the position of director of the Company. See “Director Nominees” for a discussion of Mr. Federico’s business experience.

Robert T. Vivian has served as President of the Company since December 2000. Prior to December 2000, Mr. Vivian served as Chief Financial Officer for the Company since joining P.F. Chang’s China Bistro, Inc. in 1996. From January 1991 to April 1996, Mr. Vivian served in a variety of positions at Brinker International, Inc., the most recent of which was Vice President of Investor Relations.

Russell G. Owens joined the Company as President of Pei Wei Asian Diner, Inc. in May of 2001. He currently also serves as Executive Vice President of the Company. Prior to joining the organization, Mr. Owens served as Executive Vice President and Chief Financial and Strategic Officer of Brinker International, Inc. During his 18-year tenure at Brinker, Mr. Owens served in a variety of positions, including Senior Vice President of Operations Analysis and Senior Vice President of Strategic Development for Italian Concepts. Prior to joining Brinker, Mr. Owens worked for the public accounting firm, Deloitte & Touche, LLP.

R. Michael Welborn is being considered for re-election to the position of director of the Company. See “Director Nominees” for a discussion of Mr. Welborn’s business experience.

Mark D. Mumford has served as Chief Financial Officer since March 2006. Prior to joining the Company, Mr. Mumford served as Chief Accounting Officer and Vice President Finance for PetSmart, Inc. where he led all facets of accounting, finance and reporting, and was involved in investor relations. Mr. Mumford’s background includes more than 20 years of extensive financial and operational experience in the retail and high technology industries.

Compensation Discussion and Analysis

Compensation and Executive Development Committee Composition and Charter

The Compensation and Executive Development Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibilities for determining the compensation offered to the Company’s executive officers. The Committee’s charter is to:

•	collaborate with executive management in developing a compensation philosophy;

•	evaluate and approve compensation for the Chief Executive Officer and other executive officers; and

•	oversee the general employee benefit programs as well as the Company’s cash and equity incentive compensation plans and employee stock purchase plan.

The Committee has the authority to retain and terminate independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The Committee’s complete charter is available at the Company’s web site at http://www.pfcb.com.

Three non-employee members of the Board, F. Lane Cardwell, Jr., M. Ann Rhoades and James G. Shennan, Jr. serve on the Committee. Each member of the Committee meets the independence requirements specified by the NASDAQ and by Section 162(m) of the Code, as determined annually by the Board. The Chair of the Committee reports the Committee’s actions and recommendations to the full Board following each Committee meeting. The Committee held six formal meetings during fiscal year 2006; each meeting included an executive session during which only the independent directors and their advisors were present.

Compensation Consultant

In accordance with the authority granted under its charter, the Committee has engaged Mercer Human Resource Consulting (“Mercer”) as an independent outside compensation consultant to advise the Committee from time to time on matters relating to executive compensation. Mercer has advised the Committee on executive compensation benchmarking and compensation program design. Mercer has been involved in determining the Company’s peer group and performed compensation analysis focused on benchmarking comparisons and compensation mix and ratios. Mercer has not recommended specific pay level changes.

Role of Executive Officers in Compensation Decisions

The Committee makes all decisions regarding the compensation of executive officers, including cash-based and equity-based incentive compensation programs. The Committee and the Chief Executive Officer annually review the performance of the other executive officers. The Chairman of the Committee and the Chairman of the Nominating and Corporate Governance Committee review the performance of the Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee, which can exercise its discretion in modifying any recommended adjustments or awards.

Compensation Philosophy and Objectives

The goals of the Company’s executive officer compensation policies are to

•	attract and retain exceptional executive officers and reward appropriately those executive officers who contribute to the Company’s success;

•	align executive officer compensation with the Company’s performance; and

•	motivate executive officers to achieve the Company’s business objectives.

The Company uses salary, non-equity incentive plan compensation and stock option grants to attain these goals. The Committee reviews compensation surveys and other data to enable the Committee to compare the Company’s compensation levels with those of restaurant and retail companies with which it competes for talent and stockholder investment.

The Committee’s guiding principle is to ensure the Company’s compensation and benefits policies attract, motivate and retain executives of the caliber necessary to support the Company’s growth and success, both operationally and strategically. This principle guides the design and administration of compensation and benefit programs for the Company’s officers, other executives, and general workforce. The Committee, in collaboration with executive management and Mercer, re-affirmed in 2006 the following key strategies in support of the Company’s guiding principles:

•	Use total cash compensation (salary plus non-equity incentive plan compensation) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions. The Committee and management refer to external benchmarks as part of its due diligence in determining salary and target award amounts, including peer group companies noted elsewhere in this report.

•	Use long-term equity-based incentives (in the form of non-qualified stock options, restricted stock and through a tax-qualified employee stock purchase plan) to align employee and stockholder interests, as well as to attract, retain and motivate employees and enable them to share in the long-term growth and success of the Company.

•	Provide benefit programs competitive within the Company’s defined talent market that provide participant flexibility and are cost-effective to the Company.

Determining Executive Compensation

The Company has structured its annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve the business goals of the Company and reward them for achieving these goals. The Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers.

The Committee compares each element of total compensation against a peer group of restaurant and retail companies which the Committee believes the Company competes for talent and stockholder investment. The peer group companies for 2006 were:

Brinker International	Outback Steakhouse	Williams-Sonoma
Abercrombie & Fitch	Coach	Children’s Place
Pacific Sunwear of California	Chicos FAS	Applebees
Ruby Tuesday	Cheesecake Factory	Fossil
Urban Outfitters	Carter’s	Rare Hospitality
Sonic	Panera Bread	California Pizza Kitchen

A comparison conducted in early 2006 of the total compensation levels for each of the Company’s executive officers against recent historical compensation data of similarly situated executive officers of this peer group revealed that the Company’s total compensation for the Company’s executives was, in each case, below the median compensation level of similarly situated executive officers of the peer group. In order to address retention concerns and to align executive compensation levels with the Company’s stated philosophy regarding competitiveness, the Committee set targeted compensation for the executive officers at the 75th percentile of compensation paid to similarly situated executives of the companies comprising the peer group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. These objectives recognize the Committee’s expectation that, over the long term, the Company will continue to generate stockholder returns in excess of the average of its peer group.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Committee gathers and reviews relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Compensation Components and Processes

Base Salary

The annual salary for executive officers (including the Named Executive Officers shown in the Summary Compensation Table on page 22) is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions at the peer group companies, and individual factors (such as unique skills, demand in the labor market, and longer-term development and succession plans). The Committee emphasizes pay-for-performance in all components of compensation, making salary adjustments based on individual employee performance relative to compensation levels among employees in similar positions in their defined talent market and relationships among internal peers. In determining the salaries of the executive officers, the Committee considered information provided by the Company’s Chief Executive Officer (with respect to the performance of other executive officers) and the results of the review of the Chief Executive Officer’s performance by the Chairs of the Committee and the Nominating and Corporate Governance Committee, and the salary surveys and similar data prepared by Mercer. The Chairman and Chief Executive Officer is responsible for evaluating the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the Committee.

The Committee reviews executive officer salaries annually after the end of each fiscal year. At its February 5, 2007 meeting, the Committee reviewed recommendations for salary adjustments for the Chief Executive Officer, the other executive officers. In addition to considering the performance of individual executive officers and information concerning competitive salaries, significant weight is placed on the financial performance of the Company when considering salary adjustments. The Committee approved salary increases for the Company’s officers, effective for calendar year 2007. The increases varied by officer, and resulted in an overall increase to the officer payroll of 11.6%.

Non-equity Incentive Compensation

The Company maintains an annual Officer Bonus Plan (the “Bonus Plan”) designed to reward achievement at specified levels of financial and individual performance. The Committee approved the fiscal year 2006 Bonus Plan at its May 4, 2006 meeting. Payouts, if any, under the 2006 Bonus Plan were based on the Company’s achievement of a target level of Restaurant Cash Operating Income, a measurement of restaurant operating performance previously used by management consisting of sales less direct and indirect cash costs. Each officer position had an assigned target bonus level, expressed as a percent of fiscal year-end annual salary. For fiscal year 2006, the target bonuses were 100% for the Chief Executive Officer and the President (Richard Federico and Robert Vivian, respectively), 50% for the Chief Financial Officer (Mark Mumford), 75% for Executive Vice President and President of Pei Wei Asian Diner, Inc. (Russell Owens), and 60% for the Executive Vice President and Chief Administrative Officer (Michael Welborn). The Committee believed that these target bonus levels were competitive with target bonuses for similar positions reported in the independent, third-party published surveys. The Committee’s independent compensation consultant also reviewed the bonus target levels and reported to the Committee that the targets were competitive. The maximum amount payable to each executive officer under the Bonus Plan was capped at two times his respective target amount. No payments were made to the executive officers under the Bonus Plan for 2006 due to the fact that the Company did not achieve as of the end of the Company’s fiscal year 2006 the minimum target level of Restaurant Cash Operating Income required to trigger a distribution to the executive officers.

The Committee approved the fiscal year 2007 Bonus Plan at its February 5, 2007 meeting. Payouts, if any, under the 2007 Bonus Plan will be based on the achievement by the Company of targeted earnings per share levels during fiscal year 2007. The Company believes that the shift to earnings per share as the basis for determining payouts under the 2007 Bonus Plan more closely aligns the compensation of the participants under the Bonus Plan with delivery of increased value to stockholders, than the prior use of Restaurant Cash Operating Income. Under the Bonus Plan, each officer position has an assigned target bonus level, expressed as a percent of fiscal year-end annual salary. For fiscal year 2007, the target bonuses are 100% for the Chief Executive Officer and the President (Richard Federico and Robert Vivian, respectively), 60% for the Chief Financial Officer (Mark Mumford), 75% for Executive Vice President and President of Pei Wei Asian Diner, Inc. (Russell Owens), and 60% for the Executive Vice President and Chief Administrative Officer (Michael Welborn). No payouts under the Bonus Plan will be made unless the Company achieves at least 90% of the targeted earnings per share level, at which point participants would receive 50% of their target bonus level. Payouts under the Bonus Plan increase as earnings per share increase. The maximum amount payable to each executive officer under the Bonus Plan is capped at two times his respective target amount.

Long-Term Equity Compensation

The Company strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. In consultation with Mercer and the executive officers, the Committee determined that stock option grants under the Company’s 2006 Equity Incentive Plan remain the most effective instrument to achieve this goal. The value of an initial option grant to an executive officer has generally been determined with reference to peer group companies, the responsibilities and future contributions of the executive officer, as well as recruitment and retention considerations.

The Company typically awards stock option grants to corporate office employees, including the executive officers, in July of each year, with an effective grant date two trading days after public release of the Company’s earnings for the second fiscal quarter. In the event a new executive officer is hired, any associated stock option grant will be made with an effective date of the new executive officer’s hire date, unless such date is within a “black-out” period under the Company’s insider trading policy, in which case, the stock option will have an effective grant date of the end of the “black-out” period, or as otherwise approved by the Board of Directors. Stock options are granted with an exercise price per share equal to the closing price of the Company’s common stock on the grant date. Options vest over a period of five years with 20% of the total shares subject to such option vesting on the first anniversary of the grant date and the remaining 80% of the total shares subject to such option vesting in equal monthly increments thereafter.

At its July 24, 2006 meeting, the Committee reviewed the analyses and recommendations of the Chief Executive Officer for stock option grants to the other executive officers and its own review and analyses with respect to the Chief Executive Officer. In reviewing the recommended grants, the Committee considered each officer’s performance and contribution during the fiscal year, analyses reflecting the value delivered, and proportion of options granted to each executive officer, and the executive officers in aggregate, as a percentage of total options granted during the fiscal year and the total potential value of all equity awards made to each executive officer based on several potential share price growth scenarios. The Committee also considers the Black Scholes value of each executive officer’s options against a targeted percentage of each executive officer’s base salary. The Summary Compensation Table includes the stock option grants under the Company’s 2006 Equity Incentive Plan to the executive officers approved by the Committee in fiscal 2006.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (“ESPP”) in which all employees, including the executive officers, may choose to participate. Participants may purchase shares of the Company’s common stock with a value of up to $12,500 at a price equal to 85% of the fair market value of the stock at the lower of the beginning or end of each six-month offering period for the ESPP. The Committee believes that this is an effective vehicle for enabling executives and employees to increase their ownership position in the Company, thereby promoting a closer link between the interests of employees and the Company’s stockholders.

Benefits and Perquisites

The Committee oversees the design, implementation and administration of all Company-wide benefit programs. The Company previously provided supplemental long-term disability insurance and reimbursement of health club membership dues to certain of the executive officers, but ceased this practice in November 2006. The amounts relating to these perquisites for fiscal 2006 are disclosed in the footnotes to the Summary Compensation Table in this proxy statement. The Committee periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and are warranted, based upon the business need and contributions of the executive officers.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company has entered into employment agreements with its Chief Executive Officer, its President, its Executive Vice President and President of Pei Wei Asian Diner, Inc. The initial three-year term for each of these has expired and the agreements automatically renew for subsequent one-year terms unless either the Company or the employee provides written notice that the agreement shall not automatically renew. The Company also entered into an employment agreements with its Executive Vice President and Chief Administrative Officer and Chief Financial Officer, the initial terms of which are three years and which automatically renew for subsequent one-year terms unless either the Company or the employee provides written notice that the agreement shall not automatically renew. The foregoing agreements prohibit these officers from competing with the Company and Pei Wei Asian Diner, Inc. in the area of Chinese and Asian food concepts during the term of the agreements and for one year after termination.

Each of the employment agreements also provides for severance payments upon termination and after a change of control of the Company. More information concerning these severance payments appears herein under the caption “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Implications

The Company has considered the provisions of the Internal Revenue Code of 1986, as amended, and the related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Company believes that income from its management incentive plans should qualify for an exemption from these restrictions. The Company does not believe that other components of the Company’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Company’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

The Company has also taken into consideration Internal Revenue Code Section 409A in the design and implementation of the Company’s compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT

The Compensation and Executive Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

F. Lane Cardwell, Jr.
M. Ann Rhoades
James G. Shennan, Jr.

Summary Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2006 concerning the compensation of the Chief Executive Officer, the current and former Chief Financial Officers of the Company and each of the other three most highly compensated executive officers of the Company as of December 31, 2006, whose total salary and bonus for the year ended December 31, 2006, exceeded $100,000.

2006 Summary Compensation Table

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Stock	Awards ($)	Compensation	Earnings	Compensation		Total
Position	Year	($)(1)	($)	Awards	(2)	($)(3)	($)	($)		($)

Richard L. Federico	2006	585,000	—	—	759,644	—	—	13,997	(4)	1,358,641
Chairman and Chief Executive Officer
Robert T. Vivian	2006	385,000	—	—	671,266	—	—	14,886	(5)	1,071,152
President
Russell G. Owens	2006	385,000	—	—	208,224	—	—	12,127	(6)	605,351
Executive Vice President and President, Pei Wei Asian Diner, Inc.
R. Michael Welborn	2006	315,000	—	—	517,688	—	—	—		832,688
Executive Vice President and Chief Administrative Officer
Mark D. Mumford(7)	2006	206,250	—	—	203,964	—	—	—		410,214
Chief Financial Officer
Kristina Herbig(8)	2006	70,966	—	—	68,753	—	—	12,500	(9)	152,219

(1)	A portion of the salary may have been contributed to a 401(k) savings plan. The Company does not match employee contributions to the 401(k).

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executives, in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 1 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2006, refer to note 1 for the Company’s financial statements in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards Table for information on options granted in 2006. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)	No amounts were paid out under our Bonus Plan for 2006.

(4)	Consists of $3,557 of disability insurance, a “Lucky Cat Dining Card” entitling Mr. Federico to $7,500 for use at any of the Company’s Bistro or Pei Wei restaurants, and $2,940 for reimbursement of health club membership dues.

(5)	Consists of $3,154 of disability insurance, a “Lucky Cat Dining Card” entitling Mr. Vivian to $7,500 for use at any of the Company’s Bistro or Pei Wei restaurants, $3,068 in connection with the purchase of the Company’s common stock at a price equal to 85% of the fair market value pursuant to the Company’s Employee Stock Purchase Plan, and $1,164 for reimbursement of health club membership dues.

(6)	Consists of $4,627 of disability insurance and a “Lucky Cat Dining Card” entitling Mr. Owens to $7,500 for use at any of the Company’s Bistro or Pei Wei restaurants.

(7)	Mr. Mumford joined the Company in April 2006 and received a prorated salary based on an annual salary of $275,000.

(8)	Ms. Herbig, the Company’s former Chief Financial Officer, left the Company in April 2006.

(9)	Consists of a “Lucky Cat Dining Card” entitling Ms. Herbig to $12,500 for use at any of the Company’s Bistro or Pei Wei restaurants.

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase the Company’s common stock and other plan-based awards made during the fiscal year ended December 31, 2006, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards

		All Other
		Option Awards:		Grant Date
		Number of		Fair Value
		Securities	Exercise or Base	of Stock
	Grant	Underlying	Price of Option	and Option
Name	Date	Options (#)(1)	Awards ($)(2)	Awards($)(3)

Richard L. Federico	7/28/06	100,000	30.05	1,370,000
Robert T. Vivian	7/28/06	58,000	30.05	794,600
Russell G. Owens	1/10/06	61,292	2.37	64,970
	7/28/06	58,000	30.05	794,600
R. Michael Welborn	7/28/06	47,500	30.05	650,750
Mark D. Mumford	5/5/06	75,000	43.22	1,478,250
	7/28/06	7,900	30.05	108,230
Kristina Herbig	—	—	—	—

(1)	This column shows the number of stock options granted in 2006 to the Named Executive Officers. All of such options are immediately exercisable. However, unvested shares are subject to a right of repurchase at the original purchase price on behalf of the Company in the event of the Named Executive Officer’s termination of service with the Company.

(2)	Stock options are granted with an exercise price per share equal to the closing price of the Company’s common stock on the grant date. The options to purchase 61,292 shares of common stock granted to Mr. Owens on January 10, 2006 reflect the assumption of options to 19,600 shares of Pei Wei common stock in connection with the acquisition by the Company on January 9, 2006 of all outstanding minority interests in its subsidiary, Pei Wei Asian Diner, Inc. Each assumed option to purchase a share of Pei Wei common stock was converted into an option to purchase 3.127 shares of the Company’s common stock and the exercise price of such assumed option was divided by 3.127. Accordingly, Mr. Owens now holds an option to purchase 61,292 shares of the Company’s common stock at an exercise price per share of $2.37.

(3)	This column shows the full grant date fair value of options granted in 2006. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the vesting schedule of the shares underlying the options. See note 2 of the Summary Compensation Table for a discussion of fair value calculation related to the options. The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model. The fair value shown for stock awards and option awards are accounted for in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to note 1 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be recognized by the named executives. The actual value, if any, that a Named Executive Officer may realize upon exercise of the options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2006.

Outstanding Equity Awards at December 31, 2006

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options(#)	Options (#)	Exercise	Option
Name	Exercisable	Unexercisable(1)	Price ($)(2)	Expiration Date

Richard L. Federico	100,000	—	3.000	7/15/2007
	60,000	—	11.375	6/18/2009
	57,000	—	15.000	6/23/2010
	70,000	—	19.235	7/2/2011
	35,333	4,667	30.570	7/26/2012
	34,166	15,834	45.990	7/25/2013
	19,333	20,667	43.970	7/23/2014
	6,799	17,201	56.990	7/29/2015
	—	100,000	30.050	7/28/2016
Robert T. Vivian	3,980	—	6.000	8/6/2008
	45,000	—	11.375	6/18/2009
	24,000	—	17.907	4/26/2010
	45,000	—	15.000	6/23/2010
	60,000	—	19.235	7/2/2011
	30,916	4,084	30.570	7/26/2012
	30,749	14,251	45.990	7/25/2013
	19,333	20,667	43.970	7/23/2014
	7,083	17,917	56.990	7/29/2015
	—	58,000	30.050	7/28/2016
Russell G. Owens	61,296	—	2.370	6/5/2011
	4,658	3,167	45.990	7/25/2013
	4,833	5,167	43.970	7/23/2014
	2,833	7,167	56.990	7/29/2015
	—	58,000	30.050	7/28/2016
R. Michael Welborn	15,000		32.930	4/3/2012
	15,000		39.540	4/9/2013
	15,000		50.050	4/26/2014
	15,833	34,167	58.500	5/6/2015
	14,166	35,834	56.990	7/29/2015
	—	47,500	30.050	7/28/2016
Mark D. Mumford	—	75,000	43.220	5/5/2016
	—	7,900	30.050	7/28/2016
Kristina Herbig(3)	—	—	—	—

(1)	All options to purchase shares of common stock of the Company issued to the Named Executive Officers are immediately exercisable. However, unvested shares are subject to a right of repurchase on behalf of the

Company in the event of the Named Executive Officer’s termination of service with the Company. The amounts in this column represent the number of shares that were unvested at December 31, 2006.

(2)	Stock options are granted with an exercise price per share equal to the closing price of the Company’s common stock on the grant date. The options to purchase 61,292 shares of common stock granted to Mr. Owens on January 10, 2006 reflect the assumption of options to 19,600 shares of Pei Wei common stock in connection with the acquisition by the Company on January 9, 2006 of all outstanding minority interests in its subsidiary, Pei Wei Asian Diner, Inc. Each assumed option to purchase a share of Pei Wei common stock was converted into an option to purchase 3.127 shares of the Company’s common stock and the exercise price of such assumed option was divided by 3.127. Accordingly, Mr. Owens now holds an option to purchase 61,292 shares of the Company’s common stock at an exercise price per share of $2.37.

(3)	Ms. Herbig, the Company’s former Chief Financial Officer, left the Company in April 2006, after which all options not exercised within the requisite time periods terminated by their terms.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning stock option exercises by our named executive officers during the fiscal year ended December 31, 2006:

Option Awards
	Number of	Value
	Shares	Realized on
	Acquired on	Exercise
Name	Exercise (#)	($)(1)

Richard L. Federico	—	—
Robert T. Vivian	—	—
Russell G. Owens	—	—
R. Michael Welborn	—	—
Mark D. Mumford	—	—
Kristina Herbig	4,267	74,107

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price of the relevant option multiplied by the number of shares for which the option was exercised.

Potential Payments upon Termination or Change in Control

As noted above, we have entered into employment agreements with each of our named executive officers that require us to provide them compensation in the event of a termination of employment or a change in control of the Company.

Termination For Cause

All of the employment agreements provide that if the named executive officer is terminated for “Cause”, the executive officer will be entitled to receive only his base salary then in effect, pro rated to the date of termination.

For purposes of all the employment agreements, “Cause” is defined as: (a) Executive’s theft, dishonesty, or falsification of any Company documents or records; (b) Executive’s improper use or disclosure of Company’s confidential or proprietary information; (c) any action by Executive which has a detrimental effect on the Company’s reputation or business; (d) Executive’s failure to perform any reasonable assigned duties after written notice from Company of, and a reasonable opportunity to cure, such failure; (e) any material breach by Executive of this Agreement, which breach is not cured after written notice from Company of, and a reasonable opportunity to cure such breach; or (f) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform Executive’s duties with Company.

Termination Without Cause or Termination for Good Reason

All of the employment agreements provide that if the named executive officer’s employment is terminated without Cause, the named executive officer will be entitled to a severance package consisting of the following:

•	a cash payment equal to: (a) the greater of one and one-half times the named executive officer’s base salary then in effect on the date of termination or the balance of executive’s base salary due for the remainder of the current term of the employment agreement, plus (b) one and one-half times the average cash bonus paid to the named executive officer for each of the years completed under the terms of his employment agreement;

•	accelerated vesting of all unvested portions of the named executive officer’s stock options; and

•	continuation of group health insurance benefits for the greater of (a) the remainder of the current term of his employment agreement, or (b) one and one-half years (the “Continuation Period”); provided Company’s insurance carrier allows for continuation. In the event Company’s insurance carrier does not allow coverage continuation, Company will pay the premiums required to continue the named executive officer’s group health care coverage for the Continuation Period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer.

Termination Without Cause or Termination for Good Reason after a Change of Control

All of the employment agreements provide that if the named executive officer’s employment is terminated without Cause or if the named executive officer terminates his employment for “Good Reason”, the named executive officer will be entitled to a severance package consisting of the following:

•	a cash payment equal to: (a) the greater of two times the named executive officer’s base salary then in effect on the date of termination or the balance of the named executive officer’s base salary due for the remainder of the current term of the agreement; plus (b) two times the average cash bonus paid to the named executive officer for each of the years completed under the terms of his agreement;

•	accelerated vesting of all unvested portions of the named executive officer’s stock options and the ability to exercise such options for a period of three years from the date of termination of employment; provided that the options have not expired by their terms; and

•	continuation of group health insurance benefits for the greater of (a) the remainder of the current term, or (b) two years; provided Company’s insurance carrier allows for continuation. In the event Company’s insurance carrier does not allow such coverage continuation, Company agrees to pay the premiums required to continue the named executive officer’s group health care coverage for the Continuation Period, under the applicable provisions of COBRA, provided that the named executive officer elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer.

For purposes of all the employment agreements, “Good Reason” means any one or more of the following: (i) without the named executive officer’s written consent, the assignment to the named executive officer of any duties, or any limitation of his responsibilities, substantially inconsistent with the his positions, duties, responsibilities and status with Company immediately prior to the date of the “Change in Control”; (ii) without the named executive officer’s written consent, the relocation of the principal place of his service to a location that is more than fifty (50) miles from his principal place of service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the named executive officer than the travel requirements existing immediately prior to the date of the Change in Control; (iii) any failure by Company to pay, or any material reduction by Company of, the named executive officer’s cash compensation in effect immediately prior to the date of the Change in Control; or (iv) any failure by Company to provide the named executive officer with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment or service provider position or a comparable position with Company then held by the named executive officer.

For purposes of all the employment agreements, a Change in Control is defined as any one of the following occurrences: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; (ii) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or (iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation.

280G Tax Gross-Up

Upon a termination of a named executive officer after a Change in Control of the Company, each named executive officer may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Each of the employment agreements require the Company to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G. The total 280G tax gross-up amount in the above tables assumes that the executive is entitled to a full reimbursement by the Company for (i) any excise taxes that are imposed upon the executive as a result of the change in control. The calculation of the 280G gross-up amount in the above tables is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the execution of a non-competition agreement by the executive.

The following table describes the potential payments upon termination without Cause or, after a change in control of the Company, termination without Cause or termination for Good Reason for each named executive officer:

				Termination Without Cause or Termination for
	Termination Without Cause			Good Reason, After a Change in Control
		Acceleration of			Acceleration of
	Cash	Vesting of		Cash	Vesting of	Benefits and
Name	Payment(1)	Options ($)(2)	Benefits(3)	Payment(1)	Options($)(2)	Perquisites

Richard L. Federico	1,099,200	869,449	15,518	1,465,600	869,449	20,690	(4)
Robert T. Vivian	715,500	515,036	12,023	954,000	515,036	534,255	(5)
Russell G. Owens	761,700	483,140	15,578	1,015,600	483,140	320,727	(6)
R. Michael Welborn	532,625	395,675	17,681	702,000	395,675	468,755	(7)
Mark D. Mumford	653,889	65,807	24,599	653,889	65,807	275,753	(8)

(1)	Assumes a termination on December 31, 2006 and payments based on base salary as of December 31, 2006 for each executive

(2)	Calculated based on a termination in December 31, 2006 and the fair market value of our common stock as of that date.

(3)	Reflects the continuation of health benefits for the period specified above.

(4)	Includes $20,690 for the continuation of health benefits.

(5)	Includes $16,031 for the continuation of health benefits and $518,224 for a 280G tax gross-up.

(6)	Includes $20,771 for the continuation of health benefits and $299,956 for a 280G tax gross-up.

(7)	Includes $23,273 for the continuation of health benefits and $445,482 for a 280G tax gross-up.

(8)	Includes $24,599 for the continuation of health benefits and $251,154 for a 280G tax gross-up.

Compensation of Directors

We reimburse non-employee directors for reasonable costs and expenses incurred in attending Board of Directors’ meetings. Each non-employee director shall receive annual compensation consisting of cash and stock option grants with a targeted aggregate value of $175,000 and targeted at the 75th percentile for peer companies. In addition, the Lead Director shall receive an annual retainer of $20,000, the Chair of the Audit Committee shall receive an annual retainer of $20,000, and the Chairs of the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee shall each receive an annual retainer of $10,000. Each director has the option to determine the amount of cash received with a minimum of 25% and a maximum of 50% of the total compensation to be paid in cash. The balance of the compensation for each director will be awarded as stock options, the value of which will be calculated using the same method used by the Company in valuing its equity based compensation awards under GAAP. Consistent with past practice, option grants will continue to be made upon election of a new director and, in the case of continuing directors, upon their re-election at each annual meeting of the Company’s stockholders. Options vest in equal monthly increments over the course of the year following the grant date. Cash payments are made in equal quarterly installments over the course of the year following each annual stockholder meeting. Directors who are not P.F. Chang’s employees also receive an annual “Lucky Cat Dining Card” which entitles each holder to $5,000 for use at any of the Company’s Bistro or Pei Wei restaurants.

The following table provides information with respect to the compensation of directors.

Director Compensation

		Option
	Fees Earned or	Awards	Total
Name(1)	Paid in Cash(2)	($)(2)(3)	($)

F. Lane Cardwell, Jr.	46,250	90,239	136,489
Lesley H. Howe	97,500	63,423	160,923
M. Ann Rhoades	43,750	85,378	129,128
James G. Shennan, Jr.	51,250	100,014	151,264
Kenneth J. Wessels	43,750	85,361	129,111

(1)	Directors who are P.F. Chang’s employees receive no additional compensation for serving on the Board of Directors. Richard L. Federico’s and R. Michael Welborn’s compensation is reflected in the Summary Compensation Table.

(2)	Each director has the option to determine the amount of cash received with a minimum of 25% and a maximum of 50% of the total compensation to be paid in cash. The balance of the compensation for each director is awarded as stock options.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the directors in 2006, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 1 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

EQUITY COMPENSATION PLAN INFORMATION

Information about P.F. Chang’s equity compensation plans at December 31, 2006 was as follows:

			Number of
	Number of Shares	Weighted	Shares
	to be Issued	Average Exercise	Remaining
	Upon Exercise of	Price of	Available for
	Outstanding	Outstanding	Future
Plan Category	Options	Options	Issuance

Equity compensation plans approved by stockholders(1)	3,041,693	$35.57	1,816,244 (3)
Equity compensation plans not approved by stockholders(2)	292,087	$29.23	22,849

Total	3,333,780		1,839,093

(1)	Consists of five P.F. Chang’s stock plans: 1996 Stock Option Plan, 1997 Restaurant Management Stock Option Plan, Second Amended and Restated 1998 Stock Option Plan, 1998 Employee Stock Purchase Plan and 2006 Equity Incentive Plan.

(2)	Consists of P.F. Chang’s China Bistro 1999 Nonstatutory Stock Option Plan (the “1999 Plan”), which provides for discretionary grants of nonqualified stock options to the Company’s employees. The 1999 Plan prohibits grants to officers or directors. A total of 800,000 shares of common stock have been reserved for issuance under the 1999 Plan. The option price per share may not be less than 100 percent of the fair market value of a share of common stock on the grant date. The Company’s Compensation and Executive Development Committee has the authority to, among other things: determine the vesting schedule for each option granted. All options expire within 10 years.

(3)	Includes 437,557 shares reserved for issuance under the 1998 Employee Stock Purchase Plan.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Pursuant to our Business Ethics Policy and the charter of the Audit Committee, our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into related party transactions with us without the prior consent of our Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any such person’s immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of the circumstances, are in our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

Other than the agreements with our executive officers described in “Compensation Discussion and Analysis” above, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer or principal stockholder and immediate members of such person’s family or affiliates of such person had or will have a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with and filed in a timely manner, except for Mr. Welborn who filed one late form required to be filed under Section 16(a).

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

The Company has an advanced notice provision in its bylaws for stockholder business to be presented at meetings of stockholders. This provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, regardless of whether it is included in our proxy materials, such stockholder must have given timely notice in writing to the Company’s Secretary. In order to be timely, a stockholder proposal for next year’s Annual Meeting of Stockholders must be received at the Company’s offices at 7676 E. Pinnacle Peak Road, Scottsdale, Arizona, 85255 by December 1, 2007 and satisfy the conditions established by the Securities and Exchange Commission, specifically, Rule 14a-8 of the Exchange Act.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that the Company sent to certain stockholders, the Company is sending only one copy of its annual report and proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of the Company’s annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at Mark.Mumford@pfcb.com, by mail to Investor Relations, P.F. Chang’s China Bistro, 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255 or call at (480) 888-3000. The Company will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact the Company if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing P.F. Chang’s stock at two different brokerage firms, your household will receive two copies of the P.F. Chang’s annual meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials your household receives, you may wish to enroll some or all of your accounts in the Company’s electronic delivery program.

By Order of the Board of Directors,

/s/ RICHARD L. FEDERICO
Richard L. Federico
Chairman of the Board of Directors
and Chief Executive Officer

March 30, 2007

     P.F. Chang’s China Bistro, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Richard L. Federico	☐	☐	☐	02 - F. Lane Cardwell, Jr.	☐	☐	☐	03 - Lesley H. Howe	☐	☐	☐

04 - M. Ann Rhoades	☐	☐	☐	05 - James G. Shennan, Jr.	☐	☐	☐	06 - R. Michael Welborn	☐	☐	☐

07 - Kenneth J. Wessels	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Appointment of KPMG LLP as independent auditors for the year ending December 30, 2007.	☐	☐	☐	3. Approval of adjournment of the meeting to solicit additional proxies.	☐	☐	☐

Non-Voting Items
Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — P.F. Chang’s China Bistro, Inc.
Meeting Details
P.F. Chang’s China Bistro
7676 E. Pinnacle Peak Road
Scottsdale, Arizona 85255
Proxy Solicited by Board of Directors for Annual Meeting to be held on April 27, 2007
Richard L. Federico and R. Michael Welborn, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of P.F. Chang’s China Bistro, Inc. to be held on April 27, 2007 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Directors, FOR appointment of KPMG LLP as independent auditors for the year ending December 30, 2007 and FOR adjournment of the meeting, if necessary, to solicit additional proxies.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be voted on reverse side.)